Exhibit 23(f)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-134219 on Form S-3 of our reports dated February 25, 2008, relating to the consolidated financial statements and financial statement schedule of Southern Power Company, appearing in this Annual Report on Form 10-K of Southern Power Company for the year ended December 31, 2007.

/s/Deloitte & Touche LLP

Atlanta, Georgia

February 25, 2008